Source: *CW Petroleum Corp*

September 02, 2025 07:00 ET

CW Petroleum Corp (OTCQB: CWPE) Reports Financial Results for Six Months Ended June 30, 2025

Katy, Texas, Sept. 02, 2025 (GLOBE NEWSWIRE) -- CW Petroleum Corp (OTCQB: CWPE) (the "Company" or "CWPE"), a leading provider of Specialty Renewable and Hydrocarbon Motor Fuels, today announces to its investors and future investors Financial Results for the Six Months Ended June 30, 2025.

Key Financial Highlights for Six Months Ended June 30, 2025, Compared to Prior Year Period:

- **2025 Revenues of $3.7 Million vs 2024 Revenues of $4.1 Million**
- **2025 EBITDA of $92,000 vs 2024 EBITDA of $110,000**
- **2025 Net Income of $1,713 vs 2024 Net Income (loss) of $(10,335)**
- **2025 Average Per Gallon Price of $3.53 vs 2024 Average Per Gallon Price of $3.90**
- **2025 Total Gallon Sales of 1,066,921 vs 2024 Total Gallon Sales of 1,023,370**

8.29.2025 - Form 1-SA

Chief Executive Officer Christopher Williams commented, "Despite lower average cost of renewable and hydrocarbon motor fuels in 2025, the Company achieved stellar growth for the Six Months Ended June 30, 2025. We believe the Company remains on track to achieve annual revenues of $8

million to $10 million. The Company continues to seek investment capital from private and public sources to grow its motor fuel business nationwide."

Additional accurate information about the Company can be found on the OTC Markets website at the following links and on the EDGAR filing website provided by the Securities and Exchange Commission:

CWPE Overview
CWPE Security Detail
CWPE Financials
CWPE News
CWPE Disclosures

SEC Filings

For additional information, visit our website at cwpetroleumcorp.com, email: investor@cwpetroleumcorp.com , or call 281-817-8099

About CW Petroleum Corp

CW Petroleum Corp was incorporated in the State of Texas on April 29, 2005, and began operations in 2011. On April 14, 2018, CW Petroleum Corp was incorporated in the State of Wyoming. On April 15, 2018, the Texas corporation became a wholly-owned subsidiary of the Company through a share exchange. CW Petroleum Corp (Wyoming) is a holding company and through our wholly-owned subsidiary, we supply and distribute biodiesel, biodiesel blends, ultra-low sulfur diesel, gasoline blends, renewable gasoline, and a proprietary EPA-approved reformulated no ethanol gasoline to distributors, convenience stores, and marinas.

Forward-Looking Statements

Certain statements in this press release may contain "forward-looking statements" regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the oil and gas markets, energy markets, and other markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "endeavors," "strives," "may," or variations of such words and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties, and assumptions that are difficult to predict, estimate, or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company's most recent annual report on Form 1-K, which may be amended or supplemented by subsequent semiannual reports on Form 1-SA or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.